UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2007

Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19989	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

98 San Jacinto Blvd., Suite 220
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 14, 2007, our wholly owned subsidiary, Lantana Office Properties I, L.P., (“Lantana”), signed a promissory note (the “Note”) to The Lincoln National Life Insurance Company.  Under the terms of the Note, Lantana borrowed $21.5 million, which will be used for development costs and general corporate purposes.  The Note matures on January 1, 2018.

The Note contains customary financial covenants and other restrictions.  The Note bears interest at a rate of 5.99 percent per year.

Voluntary prepayment of the Note is prohibited prior to February 1, 2010.  Voluntary prepayment of the Note in whole, subsequent to February 1, 2010, is subject to a prepayment premium of the greater of (1) 1 percent of the outstanding principal balance of the Note on the prepayment date or (2) the result of the sum of the present values of the remaining payments due from the prepayment date through the maturity date minus the outstanding principal balance of the Note as of the prepayment date.  Voluntary prepayment of the Note in part is prohibited.

Repayments under the Note can be accelerated by the lender upon the occurrence of certain customary events of default.  Lantana’s obligations under the Note are secured by a first lien on real property and improvements and an assignment of rents and present and future leases related to Lantana’s property located at 7500 Rialto Boulevard, Austin, Texas.

The Note is filed as an exhibit to this Current Report (see Exhibit 10.1).

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

See Item 1.01, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ John E. Baker
----------------------------------------
John E. Baker
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)
Date:  December 14, 2007

Stratus Properties Inc.
Exhibit Index

Exhibit
Number

10.1	Promissory Note dated as of December 14, 2007, between Lantana Office Properties I, L.P., as borrower and The Lincoln National Life Insurance Company, as Lender.